Exhibit 99.1

Compass Diversified Announces $100 Million Share Repurchase Program
Westport, Conn., October 16, 2024 - Compass Diversified (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, today announced that its Board of Directors (the “Board”) authorized the repurchase of up to $100 million of CODI’s issued and outstanding common shares.

Elias Sabo, CEO of Compass Diversified, commented: “This new $100 million repurchase program reflects our confidence in CODI’s long-term strategy and our continued growth prospects.”
Under the authorization, CODI may purchase common shares through December 31, 2024, subject to extension by the Board, utilizing one or more open market transactions, transactions structured through investment banking institutions, in privately-negotiated transactions or otherwise, by direct purchases of common shares or a combination of the foregoing in compliance with the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”).
The timing of the purchases and the amount of common shares repurchased is subject to CODI’s discretion and will depend on market and business conditions, applicable legal and credit requirements and other corporate considerations.
About Compass Diversified
Since its IPO in 2006, CODI has consistently executed its strategy of owning and managing a diverse set of highly defensible, middle-market businesses across the industrial, branded consumer and healthcare sectors. The Company leverages its permanent capital base, long-term disciplined approach, and actionable expertise to maintain controlling ownership interests in each of its subsidiaries, maximizing its ability to impact long-term cash flow generation and value creation. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and has consistently generated strong returns through its culture of transparency, alignment and accountability. For more information, please visit compassdiversified.com.
Forward Looking Statements
This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI and its subsidiaries. Words such as "believes," "expects," and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2023 and in other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations
Compass Diversified
irinquiry@compassdiversified.com

Gateway Group
Cody Slach
949.574.3860
CODI@gateway-grp.com

Media Relations
Compass Diversified
mediainquiry@compassdiversified.com

The IGB Group
Leon Berman
212-477-8438
lberman@igbir.com